Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT:
Wade Edmundson, CEO, Summit Bank 918-481-8811
Kevin Barth, executive vice president and head of
Commercial Banking, Commerce Bank, 816-234-2658

Commerce Bancshares, Inc. Announces Acquisition of
Summit Bank of Tulsa, Oklahoma

Kansas City, MO and Tulsa, OK, May 15, 2013 - Summit Bancshares, Inc., of Tulsa and Oklahoma City, Oklahoma and Missouri-based Commerce Bancshares, Inc. (NASDAQ:CBSH) today jointly announce the execution of a merger agreement pursuant to which Summit Bancshares, Inc. will merge into a wholly owned subsidiary of Commerce Bancshares, Inc., in a transaction valued at approximately $40.6 million, consisting entirely of Commerce Bancshares stock. Commerce's acquisition of Summit Bancshares, Inc., parent company of Summit Bank, will add approximately $261 million in assets, $213 million in loans, and $231 million in total deposits. Commerce Bank currently supports business in Oklahoma with an annual average of $384 million in loans; after the merger with Summit Bank is complete, Commerce will serve the state with approximately $600 million in loans.

The merger agreement has been approved by the boards of directors of both companies.  The transaction is anticipated to close in the third quarter of 2013, subject to customary closing conditions, including regulatory approvals and Summit Bancshares, Inc. shareholder approval. An application will also be made to merge Summit Bank with Commerce Bank.

Commerce Bancshares, Inc. is a $22.2 billion bank holding company with approximately 360 locations, located in Missouri, Illinois, Kansas, Oklahoma and Colorado. Commerce has been conducting business in Oklahoma for approximately 100 years and has had a physical presence in the state since 2007 with the acquisition of Tulsa-based Bank South.

John W. Kemper, president and COO of Commerce Bancshares, Inc., said, “As part of our long term commercial expansion strategy, we are pleased to partner with Summit Bank and its leadership to expand our presence in the Tulsa market and to enter the Oklahoma City market. Banking is all about people, and we have been impressed with Summit's management team, board and their investor group. We are eager to support Summit in adding even greater value to their customer relationships.”

Carl Hudgins, chairman of Commerce Bank, Tulsa, added, “Many of us at Commerce in Tulsa have worked with the majority of Summit's management group over the years. We are looking forward to joining forces with Summit and we are excited to be able to support Summit's customers with additional lending capacity, and products and services, including treasury services, leasing, international, and money management.”

Wade Edmundson, CEO of Summit Bank, stated, “We have known Carl and others at Commerce Tulsa for years and after getting to know additional people at Commerce and finding that we share so much in terms of operating philosophies, we believe this is a great opportunity. Teaming up with an organization like

Commerce Bancshares
Summit Bancshares
Announce Acquisition

Commerce that understands the importance of community and relationships, and a bank that has some of the best products and services in the industry, represents a good opportunity for us to offer even more to our customers.”

Hudgins concluded, “Summit Bank's position fits well with our strategy for expanding our services to customers in Oklahoma.”

Once the merger is complete, Carl Hudgins will remain chairman of Commerce Bank's Oklahoma market and Wade Edmundson will become CEO of Commerce Bank's Oklahoma market. The executive management team in Tulsa will include: Shannon O'Doherty, Mark Poole, Gip Gibson, Bruce Humphrey and Paige Miller. The Oklahoma City executive management team will include Jim Young and Charlie Crouse. It is anticipated that Summit Bank's board and Commerce Bank's Tulsa board will merge.

D.A. Davidson provided investment advisory services to Summit Bank in connection with the merger.

About Commerce Bank
Commerce Bank is a subsidiary of Commerce Bancshares, Inc. (NASDAQ: CBSH), a $22.2 billion regional bank holding company. For more than 145 years, Commerce Bank has been meeting the financial services needs of individuals and businesses. Commerce Bank provides a diversified line of financial services, including business and personal banking, wealth management, financial planning, and investments through its affiliated companies. Commerce Bank operates in approximately 360 retail locations in the Central United States and has a nationwide presence in the commercial payments industry. Commerce Bancshares also has operating subsidiaries involved in mortgage banking, leasing, credit-related insurance and private equity activities.

For additional information, please visit www.commercebank.com.

About Summit Bank
Summit Bank, a subsidiary of Summit Bancshares, was organized in 2002 and is a $261 million business and professional bank with locations in Oklahoma City and Tulsa. Its ownership consists of over 90 Oklahoma shareholders.  Summit's relationships include a mix of commercial and industrial, oil and gas, health care, and real estate customers.
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